July 29, 2025

VIA EDGAR

Division of Corporation Finance

Office of Real Estate & Construction

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attn:	Peter McPhun, Staff Attorney Jennifer Monick, Staff Attorney Pearlyne Paulemon, Staff Accountant David Link, Staff Accountant

Re:	D. Boral ARC Acquisition I Corp.

Registration Statement on Form S-1 (the “Registration Statement”)

File No. 333-286810

Ladies and Gentlemen:

Reference is made to our letter filed as correspondence via EDGAR on July 23, 2025 in which we requested the acceleration of the effective date of the above-referenced Registration Statement for July 29, 2025, at 4:00 p.m. Eastern Time, in accordance with Rule 461 under the Securities Act of 1933, as amended. We are no longer requesting that such Registration Statement be declared effective at this time and we hereby formally withdraw our request for acceleration of the effective date.

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[Signature Page Follows]

Very truly yours,

D. BORAL CAPITAL LLC

By:	/s/ Gaurav Verma
Name:	Gaurav Verma
Title:	Co-Head of Investment Banking

[Signature Page to Underwriters’ Acceleration Request Letter]